Exhibit 10.1

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

PALM COAST DATA HOLDCO, INC.

and

STUDIO MEMBERSHIP SERVICES, LLC

dated as of April 26, 2019

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of April 26, 2019, is entered into by and between Palm Coast Data Holdco, Inc., a Delaware corporation (“Seller”), and Studio Membership Services, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller may each be referred to herein as a “Party,” and, together, as the “Parties.”

RECITALS:

WHEREAS, Seller is the sole member of Palm Coast Data LLC, a Delaware limited liability company (“Palm Coast”), and holds the entire membership interest in Palm Coast (the “PCDLLC Membership Interest”);

WHEREAS, Seller is the sole member of Media Data Resources, LLC, a Delaware limited liability company (“Media Data”), and holds the entire membership interest in Media Data (the “MDR Membership Interest,” and together with the PCDLLC Membership Interest, the “Membership Interests”); and

WHEREAS, the Target Group (as defined below) is in the business of providing comprehensive fulfillment and contact center services for magazines, newsletters, membership and non-profit organizations, government agencies and other direct marketers (the “Business”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, in each case, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

Section 1.01        Definitions. The following terms have the meanings specified in this Section 1.01:

“$” or “Dollars” means the lawful currency of the United States.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, no shareholder of Parent or any Affiliate of such shareholder shall be deemed an Affiliate of Seller or any of Seller’s Affiliates.

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“Affiliated Group” means each of the Target, and other entities filing a consolidated combined, or unitary Tax Return of which Parent is the common parent.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, dated as of the Closing Date, by and between Buyer and Seller.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Cash on Hand” means the aggregate cash balance of the Target Group, including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents in all accounts of any Target, and third party checks deposited or held in any accounts of any Target that have not yet cleared.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Nondisclosure Agreement, dated as of January 25, 2019, between Parent and Irish Studio LLC, a Delaware limited liability company and the parent of Buyer.

“Disclosure Schedules” means the Disclosure Schedules attached hereto and delivered by Seller concurrently with the execution and delivery of this Agreement.

“Employees” means those Persons employed by any Target immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“FulCircle” means FulCircle Media, LLC, a Delaware limited liability company and a wholly owned subsidiary of Palm Coast.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state or local government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator or federal, state or local court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to the Target Group, all (a) indebtedness for borrowed money; (b) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (d) reimbursement obligations under any letter of credit; (e) guarantees made by any Target on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (d); and (f) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (e).

“Independent Accountant” means an impartial, nationally recognized firm of independent certified public accountants mutually agreed upon by Buyer and Seller.

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“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) registered copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain names and social media account or user names (including “handles”), whether or not trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not copyrights; (vi) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; and (vii) computer programs, software, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (viii) all other intellectual property and proprietary rights.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Agreements” means, together, (i) the Industrial Lease (WH/OFC) (Triple Net), of even date herewith, by and between Palm Coast, as tenant, and Commerce Blvd Holdings LLC, a Florida limited liability company, as landlord; and (ii) the Industrial Lease (WH/OFC) (Triple Net), of even date herewith, by and between Palm Coast, as tenant, and Two Commerce LLC, a Florida limited liability company, as landlord.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable actual out-of-pocket attorneys’ fees and the actual out-of-pocket cost of enforcing any right to indemnification hereunder. For the avoidance of doubt, the term “Losses” shall not include any losses, damages, liabilities, costs or expenses incurred by any Indemnified Party or its Representatives as a result of any internal investigation or resolution with respect to any Tax Claim, Direct Claim or Third Party Claim.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Target Group taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Target Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any Transaction Document or any action taken (or omitted to be taken) with the consent of or at the request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Target Group; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Target Group to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

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“Parent” means AMREP Corporation, an Oklahoma corporation and the sole owner of Seller.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and consents required to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Target Group for any Pre-Closing Tax Period.

“Real Property” means any real property together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller’s Knowledge” or any other similar knowledge qualification means the actual knowledge (without any inquiry or investigation) of those persons listed on Section 1.01 of the Disclosure Schedules as of the Closing Date.

“Smithsonian” means Smithsonian Institution, a trust instrumentality of the United Sates created by an Act of Congress in 1846.

“Smithsonian Agreement” means that certain Support Agreement, dated May 14, 2018, by and between Parent and Smithsonian, through Smithsonian Enterprises.

“Target” means Palm Coast, FulCircle or Media Data, individually.

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“Target Group” means Palm Coast, FulCircle and Media Data, collectively.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, environmental, stamp, occupation, premium, property (real or personal), real property gains, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed or collected by a Governmental Authority, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

“Third Party Claim” means the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing against an Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement.

“Transaction Documents” means the Transition Services Agreement, the Lease Agreements, the Assignment and Assumption Agreement and the other agreements, instruments and documents required to be delivered at the Closing or otherwise in connection with the transactions contemplated by this Agreement.

“Transition Services Agreement” means the Transition Services Agreement, of even date herewith, by and among Seller and Palm Coast.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Section 1.02        Additional Definitions. The following terms shall have the respective meanings ascribed to them in the corresponding sections below:

Term	Section

Agreement	Preamble
Annual Financial Statements	Section 3.06
Balance Sheet	Section 3.06
Balance Sheet Date	Section 3.06
Benefit Plan	Section 3.14(a)
Business	Recitals
Buyer	Preamble
Closing	Section 2.04
Closing Date	Section 2.04

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Term	Section

Continuing Benefit Plans	Section 3.14(b)
Debt Contribution	Section 6.05
Deductible	Section 7.04(a)
Direct Claim	Section 7.05(c)
Financial Statements	Section 3.06
Indemnified Party	Section 7.04
Information	Section 4.07(e)
Indemnifying Party	Section 7.04
Interim Balance Sheet	Section 3.06
Interim Balance Sheet Date	Section 3.06
Interim Financial Statements	Section 3.06
Material Contracts	Section 3.08(a)
MDR Membership Interest	Recitals
Media Data	Recitals
Membership Interests	Recitals
Palm Coast	Recitals
PCDLLC Membership Interest	Recitals
Party(ies)	Preamble
Prohibited Action	Section 7.04(h)
Purchase Price	Section 2.02
Qualified Benefit Plan	Section 3.14(b)
Restricted Period	Section 5.02
Seller	Preamble
Smithsonian Payment	Section 5.08
Straddle Period	Section 6.02
Target Group Intellectual Property	Section 3.10(a)
Tax Attributes	Section 6.08
Tax Claim	Section 6.03
Union	Section 3.15(a)

Article II

PURCHASE AND SALE

Section 2.01        Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02        Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Membership Interests shall be One Million Dollars ($1,000,000).

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Section 2.03        Transactions to be Effected at the Closing.

(a)           At the Closing, Buyer shall deliver to Seller:

(i)       the Purchase Price, by wire transfer of immediately available funds to such account or accounts as Seller shall designate in writing to Buyer prior to the Closing;

(ii)       a certificate of Manager of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the sole member of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)       a certificate of the Manager of Buyer certifying the names and signatures of the authorized representative of Buyer authorized to sign this Agreement, the Transaction Documents to which it is a party and the other documents to be delivered hereunder and thereunder; and

(iv)       all Transaction Documents to which Buyer or any of its Affiliates are parties, each duly executed by Buyer and such Affiliates.

(b)          At the Closing, Seller shall deliver to Buyer:

(i)       the written resignations required by Section 5.01;

(ii)       a validly executed certificate from Seller in a form reasonably acceptable to Buyer conforming to the applicable requirements of Treasury Regulations Section 1.1445-2(b); and

(iii)       a certificate of an officer of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv)       a certificate of the Secretary of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents to which it is a party and the other documents to be delivered hereunder and thereunder;

(v)       a certificate of good standing for each Target, issued by the Delaware Secretary of State and dated not more than ten (10) days prior to the Closing Date; and

(vi)       all Transaction Documents to which Seller or any of its Affiliates are parties, each duly executed by Seller and such Affiliates.

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Section 2.04        Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date of this Agreement (the “Closing Date”) and simultaneously with the execution of this Agreement at the offices of Duane Morris LLP, 222 Delaware Avenue, Suite 1600, Wilmington, Delaware 19801-1659, or such other location as the Parties shall mutually agree. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01        Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the Transaction Documents to which Seller is a party have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer and the other parties to the Transaction Documents) this Agreement and the Transaction Documents to which Seller is a party constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02        Organization, Authority and Qualification of the Target Group. Each Target is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each Target is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.03        Capitalization.

(a)          Seller is the owner of and has good and valid title to the Membership Interests. The PCDLLC Membership Interests constitute 100% of the total issued and outstanding membership interests in Palm Coast. The MDR Membership Interests constitute 100% of the total issued and outstanding membership interests in Media Data. All of the Membership Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Seller is the sole member in, and sole owner of, each of Palm Coast and Media Data. Palm Coast is the sole member in, and sole owner of, FulCircle.

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(b)          All of the Membership Interests were issued in compliance with applicable Laws. None of the Membership Interests of any Target were issued in violation of any agreement, arrangement or commitment to which Seller or any Target is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)          There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of any Target or obligating Seller or any Target to issue or sell any interest in any Target. No Target has outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights. There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of any Target.

Section 3.04         No Subsidiaries. Other than Palm Coast’s interest in FulCircle, neither Media Data nor Palm Coast own, or have any interest in any shares or have an ownership interest in any other Person. FulCircle does not own or have any interest in any shares or equity interests of any other Person.

Section 3.05         No Conflicts. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational or other governing documents of Seller or any Target; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or any Target; or (c) except for the contracts as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any Permit affecting the properties, assets or business of any Target, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. Except as set forth in Section 3.05(d) of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any Target in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

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Section 3.06        Financial Statements. Copies of the Target Group’s financial statements consisting of the consolidated balance sheet of the Target Group as of April 30 in the year 2018 and the related statement of income for such year then ended (the “Annual Financial Statements”), and the financial statements consisting of the balance sheet of the Target Group as of January 31, 2019 and the related statement of income for the nine (9)-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to the absence of notes, absence of income taxes, presentation simplification and the pro forma presentation of the removal of intercompany transactions and balances between Affiliates and, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments. Subject to the absence of notes, absence of income taxes, presentation simplification and the pro forma presentation of the removal of intercompany transactions and balances between Affiliates and, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments, the Financial Statements fairly present in all material respects the financial condition of the Target Group as of the respective dates they were prepared and the results of the operations of the Target Group for the periods indicated. The balance sheet of the Target Group as of April 30, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Target Group as of January 31, 2019 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07        Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement and except with respect to cash distributions made by the Target Group or its Affiliates to Parent or its Affiliates prior to Closing, from the Interim Balance Sheet Date until the date of this Agreement, each Target has operated in the ordinary course of business, consistent with past practices, and there has not been any material change in any Target’s cash management practices or practices with respect to collection of accounts receivable, payment of trade accounts payable or accrual of other expenses.

Section 3.08        Material Contracts.

(a)          Section 3.08(a) of the Disclosure Schedules sets forth a list of the top twenty-five (25) customer contracts of the Target Group (measured by revenue) and top fifteen (15) supplier contracts of the Target Group (measured by cash payments, but not including any software license or related agreements), in each case, during the nine (9)-month period then ended January 31, 2019 (collectively, the “Material Contracts”).

(b)          Each Material Contract (or its successor contract) is valid and binding on the applicable member of the Target Group in accordance with its terms and is in full force and effect. No Target or, to Seller’s Knowledge, any other party thereto, is in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.

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Section 3.09        Title to Assets; Real Property.

(a)          The Target Group has good and valid title to all tangible personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date and other than with respect to cash distributions made by the Target Group or its Affiliates to Parent or its Affiliates since the Balance Sheet Date. All such assets are free and clear of Encumbrances except for the following:

(i)       liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(ii)       mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iii)       liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(iv)       other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

(b)          Other than the real property to be leased to Palm Coast pursuant to the Lease Agreements, the Target Group does not own or lease any Real Property in connection with the Business or otherwise.

Section 3.10        Intellectual Property.

(a)          The Target Group does not own any patents, patent applications, trademark registrations and pending applications for registration or copyright registrations and pending applications for registration. The Target Group owns or has the right to use all Intellectual Property currently used in connection with the Business or that is otherwise necessary to conduct the Business as currently conducted (the “Target Group Intellectual Property”).

(b)          To Seller’s Knowledge: (i) the Target Group Intellectual Property as currently licensed or used by the Target Group, and the Target Group’s conduct of the Business as currently conducted, does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Target Group Intellectual Property.

Section 3.11        Legal Proceedings; Governmental Orders.

(a)          There are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by any Target affecting any of the Target Group’s properties or assets, which if determined adversely to the Target Group (or any Affiliate thereof) would result in a Material Adverse Effect.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Target or any of its properties or assets which would have a Material Adverse Effect.

(c)          There are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller, any Target, or any Affiliate of Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Transaction Documents.

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Section 3.12        Compliance with Laws; Permits.

(a)          To Seller’s Knowledge, each Target has complied in all material respects and is now complying in all material respects with all Laws applicable to it or the Business, its properties or its assets.

(b)          To Seller’s Knowledge, all Permits required for the Target Group to conduct the Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

Section 3.13        Environmental Matters.

(a)          To Seller’s Knowledge, each Target is currently and has been in material compliance with all Environmental Laws and has not, and Seller has not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          To Seller’s Knowledge, the Target Group has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the Business or assets of the Target Group.

(c)          To Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the Business or assets of the Target Group.

Section 3.14        Employee Benefit Matters.

(a)          Section 3.14(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Target Group, or under which the Target Group has any material liability for premiums or benefits (as listed on Section 3.14(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)          Section 3.14(b) of the Disclosure Schedules contains a list of all medical, dental, vision, life insurance and other welfare benefit plans (including short-term and long-term disability benefits) that are Benefits Plans and which will continue to cover Employees after the Closing Date (the “Continuing Benefit Plans”).

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(c)          Except as may be provided in the plan documentation and agreements related thereto, each Continuing Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to the Target Group or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(d)          Other than as required under ERISA Sections 601 to 608 or other applicable Law and except for the Benefit Plans set forth on Section 3.14(d) of the Disclosure Schedules, no Benefit Plan provides post-termination or retiree medical benefits to any individual for any reason, and no Target has any liability to provide post-termination or retiree medical benefits to any individual or ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree medical benefits.

(e)          To Seller’s Knowledge, each Benefit Plan and related trust complies in all material respects with applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as would not have a Material Adverse Effect, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, to Seller’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Target Group to a Tax under Section 4971 of the Code or the assets of the Target Group to a lien under Section 430(k) of the Code.

(f)           No Benefit Plan: (i) is a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Except as set forth on Section 3.14(f) of the Disclosure Schedules and except as would not have a Material Adverse Effect, neither Seller nor the Target Group: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of the Target Group or Buyer under Section 4069 or Section 4212(c) of ERISA.

(g)          Except as would not have a Material Adverse Effect: (i) there is no pending or, to Seller’s Knowledge, threatened action relating to a Benefit Plan (other than a routine claim for benefits); and (ii) no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

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(h)          Neither the execution of this Agreement, shareholder approval of this Agreement, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) other than as provided in any Continuing Benefit Plan: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of any Target to severance pay, any increase in severance pay, or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock or stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Target Group to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code; or (vii) result in payments under any Benefit Plans that would not be deductible under Section 162(m) of the Code.

Section 3.15        Employment Matters.

(a)          The Target Group is not a party to, or bound by, or negotiating any collective bargaining or other agreement with a union, works council or labor organization (collectively, “Union”) representing any of its Employees. There is not any Union representing or, to Seller’s Knowledge, purporting to represent any employee of the Target Group. Since January 1, 2016, there has not been, nor, to Seller’s Knowledge, has there been any material threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Target Group. The Target Group has no duty to bargain with any Union.

(b)          The Target Group is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Target Group, except to the extent non-compliance would not result in a Material Adverse Effect. All employees of the Target Group classified as exempt under the Fair Labor Standards Act and applicable state and local wage and hour laws are properly classified. Except as would not have a Material Adverse Effect, there are no actions, suits, claims, investigations or other legal proceedings against the Target Group pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Target Group, including relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

Section 3.16        Taxes.

(a)          All material Tax Returns required to be filed by each Target have been filed. Such Tax Returns are true, complete and correct in all material respects; provided, however, that no representations or warranties are made with respect to the amount, availability or sufficiency of any net operating losses (carryforward or otherwise), capital losses or credits of any Target for any Tax period ending on or prior to the Closing Date that may be available to offset, reduce or eliminate income or Taxes of such Target, Buyer or their respective Affiliates for Tax periods ending after the Closing Date. All material Taxes (whether or not shown on the Tax Return) due and owing by each Target to any Governmental Authority have been paid. No Target is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

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(b)          No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of any Target and all deficiencies for Taxes of any Target asserted or assessments made by a Governmental Authority have been paid in full or settled or are adequately provided for in the Financial Statements.

(c)          No Target is a party to any Tax-sharing agreement that would have a continuing effect after the Closing Date.

(d)          All material Taxes which any Target is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or are adequately provided for in the Financial Statements.

(e)          As of the Closing Date, there are no current or, to Seller’s Knowledge, pending, audits, examinations, investigations or other proceedings in respect of material Taxes with respect to any Target.

(f)           For federal income Tax purposes and applicable state income Tax purposes, each Target is treated and classified as a disregarded entity.

(g)          Other than the Affiliated Group, no Target has ever been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes. After the Closing, no Target will be liable for Taxes of any other Person as a result of transferee liability, successor liability, joint and/or several liability (including pursuant to Treasury Regulation Section 1.1502-6 (or similar provisions of state, local or non-U.S. Law)), contractual liability, or otherwise, which transferee, successor and/or joint or several liability relates to a transaction or event arising prior to the Closing Date.

Section 3.17        Indebtedness. As of the Closing Date, no Target has any Indebtedness.

Section 3.18        Cash on Hand. As of the Closing Date, the Target Group has not less than One Million Dollars ($1,000,000) in Cash on Hand.

Section 3.19        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

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Section 3.20        No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Seller, any Target or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or any Target, including any representation or warranty as to the accuracy or completeness of any information regarding any Target furnished or made available to Buyer and its Representatives (including any information, documents or material delivered to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of any Target, or any representation or warranty arising from statute or otherwise in law.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01        Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement and the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and the other parties to the Transaction Documents) this Agreement and the Transaction Documents to which Buyer is a party constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02        No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the operating agreement or other organizational documents of Buyer; or (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, under or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

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Section 4.03        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.04        Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Transaction Documents.

Section 4.05        Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.06        Resources Needed for Target. Buyer has the financial wherewithal, including cash available or existing borrowing facilities which it believes to be sufficient to enable Buyer, together with any resources of the Target Group, to consummate the transactions contemplated by this Agreement.

Section 4.07        Independent Investigation.

(a)          Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Target Group, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Target Group for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby and by the Transaction Documents, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, any Target, any Representative of the foregoing or any other Person has made any representation or warranty as to Seller, any Target or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

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(b)          By reason of its or its business or financial experience, Buyer has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement and the Transaction Documents. Buyer acknowledges that its purchase of the Membership Interests is highly speculative and entails a substantial degree of risk. Buyer acknowledges that Buyer has received any information requested by Buyer for Buyer to make a decision to purchase the Membership Interests. Buyer has had an opportunity to discuss the business, management and financial affairs of each Target with Seller, each Target and Representatives of the foregoing and has had the opportunity to review the operations, assets and liabilities, and facilities of each Target. Buyer has also had the opportunity to ask questions of and receive answers from Seller and each Target and their respective management regarding the operations, business, prospects and condition (financial or otherwise) of each Target.

(c)          Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Transaction Documents, and is consummating this Agreement and the Transaction Documents and the actions contemplated hereby and thereby with a full understanding of all of the terms, conditions and risks and willingly accepts, adopts and assumes those terms, conditions and risks subject to the terms of this Agreement and the Transaction Documents.

(d)          Buyer has made its own decision to consummate the transactions contemplated by this Agreement and the Transaction Documents based on its own independent review and consultations with such investment, legal, Tax, accounting and other advisers as it deemed necessary and upon the terms of this Agreement and the Transaction Documents. Buyer has made its own decision concerning the transaction contemplated by this Agreement and the Transaction Documents without reliance on any representation or warranty of, or advice from, Seller or any Target, except for those representations and warranties as set forth in this Agreement and in the Transaction Documents.

(e)          Buyer acknowledges and understands that Seller, its Affiliates and Representatives of Seller or its Affiliates may possess material non-public information not known to Buyer that may impact the value of the Membership Interests (the “Information”) and that Seller may not have disclosed the Information to Buyer. Buyer understands, based on its experience, the disadvantage to which Buyer is subject due to the disparity of information between Buyer and Seller. Notwithstanding this, Buyer has deemed it appropriate to engage in the transaction contemplated by this Agreement and the Transaction Documents. Except as otherwise provided in Article VII, Buyer agrees that none of Seller, its Affiliates, any Representatives of Seller or its Affiliates or any other Person shall have any liability to Buyer, its Affiliates (including, following the Closing Date, any Target) or any third party whatsoever due to or in connection with the use or non-disclosure of the Information, and Buyer hereby irrevocably waives any claim that it might have based on the failure of Seller, its Affiliates or Representatives of Seller or its Affiliates to disclose the Information.

(f)           Buyer acknowledges and agrees that Seller is relying on Buyer’s representations, warranties and agreements herein as a condition to proceeding with the transactions contemplated by this Agreement and the Transaction Documents. Without such representations, warranties and agreements, Seller would not engage in the transactions contemplated by this Agreement and the Transaction Documents.

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Section 4.08        Purchase or Sale of AMREP Securities. None of Buyer, its Representatives or Affiliates of any of the foregoing or any entities or trusts controlled by any of the foregoing have purchased or sold any securities of Parent since January 1, 2018.

Section 4.09        Acknowledgements. Buyer has reviewed the information, documents and materials furnished or made available to Buyer by Seller or its Representatives in certain “data rooms,” management discussions or presentations or any other form in contemplation of the transactions contemplated by this Agreement and the Transaction Documents. Buyer has reviewed the filings made by Parent with the U.S. Securities and Exchange Commission (including any risk factors contained therein), which contain information regarding each Target. Seller and the Target Group and their respective Affiliates have certain shared services and assets, including insurance, information technology, employee benefit plans, leased real estate and Indebtedness, all of which will cease to be available to each Target as of the Closing and all of which the Target Group and Buyer will need to address following the Closing, other than as may be provided in the this Agreement.

Article V

COVENANTS

Section 5.01        Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Target Group set forth on Section 5.01 of the Disclosure Schedules.

Section 5.02         Non-Competition.

(a)          For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any Target and customers or suppliers of the Target Group. Notwithstanding the foregoing, Seller and its Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)          During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Target Group or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.02(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Target Group or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

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(c)          During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Target Group or potential clients or customers of the Target Group for purposes of diverting their business or services from the Target Group.

(d)          Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)          Seller acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03         Employees; Benefit Plans.

(a)          As of the Closing Date, Seller shall have taken all steps necessary to effectuate a transfer of plan sponsorship of the Continuing Benefit Plans to the Target Group, including providing notification to any service providers, assigning all contracts and insurance policies associated with the Continuing Benefit Plans to the Target Group, and executing corporate resolutions. Seller shall also have taken all steps to prepare new plan documents for the Continuing Benefit Plans, which shall reflect the covenant in Section 5.03(b) below.

(b)          As of the Closing Date, (a) Seller shall cease to be a participating employer in the Continuing Benefit Plans; (b) each Target shall cease to be a participating employer under the Benefit Plans that are not Continuing Benefit Plans and (b) the Employees shall cease to be active participants under the Benefit Plans that are not Continuing Benefit Plans. As of the Closing Date, participants in the Continuing Benefit Plans who are not Employees shall be removed and shall no longer actively participate in the Continuing Benefit Plans. Following the Closing Date, the Target Group shall be solely responsible for all obligations and liabilities under the Continuing Benefit Plans provided to Employees for the period after the Closing Date (and none of Seller or its Affiliates shall have any obligations or liabilities with respect thereto). Notwithstanding the foregoing, during the period commencing on the Closing Date and ending on April 30, 2019, Seller shall continue to be a participating employer, and employees of Seller who are not Employees shall continue to participate, in the medical plan portion of the Continuing Benefit Plans.  Seller shall remain responsible for the ordinary course claims of any of Seller’s employees who are not Employees in the medical plan portion of the Continuing Benefit Plans, whether incurred prior to, or following, the Closing Date.

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(c)          Buyer shall assume, honor and become solely responsible for payment of all liabilities (including all premiums and administrative costs) and performance of all other obligations of Seller and its Affiliates (including each Target) under the Continuing Benefit Plans in respect of all medical, dental, life insurance and other welfare benefit claims (including short-term and long-term disability benefits) incurred on or prior to the date of this Agreement by or for Employees, former employees of any Target and eligible dependents of any Employee or former employee of any Target, other than with respect to the Retained Health Plan Liabilities (as defined below). In addition, Buyer shall be, or shall cause each Target to be, solely responsible for all medical, dental, life insurance and other welfare benefit claims incurred on or after the date of this Agreement by Employees, former employees of any Target and eligible dependents of any Employee or former employee of any Target (including short-term and long-term disability benefits in respect of individuals who became disabled on or prior to the date of this Agreement), whether that be under a Continuing Benefit Plan or other benefit plan provided by Buyer to Employees for the period after the Closing Date, provided the preceding sentence does not obligate Buyer or the Target Group to maintain any benefit plans following the Closing Date. Effective as of the Closing Date, Buyer shall assume all liabilities and obligations of Seller and its Affiliates to Employees, former employees of any Target and eligible dependents of any Employee or former employee of any Target, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996 and applicable state law. Seller shall retain liability and the obligation for such individuals who are not Employees, former employees of any Target or eligible dependents of any Employee or former employee of any Target who, as of the Closing Date, receive health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996 or applicable state law (the “Retained Health Plan Liabilities”).

Section 5.04        Plant Closings and Mass Layoffs. Buyer shall not, and shall cause the each Target not to, take any action following the Closing that could reasonably be expected to result in WARN Act liability.

Section 5.05        Director and Officer Indemnification and Insurance.

(a)          Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by any Target now existing in favor of each person who is now, or has been at any time prior to the Closing Date, an officer, manager or director of such Target, as provided in the organizational documents of such Target, in each case as in effect on the Closing Date, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.05(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

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(b)          The obligations of Buyer and any Target under this Section 5.05 shall not be terminated or modified in such a manner as to adversely affect any director, manager or officer to whom this Section 5.05 applies without the consent of such affected director, manager or officer (it being expressly agreed that the directors, managers and officers to whom this Section 5.05 applies shall be third party beneficiaries of this Section 5.05, each of whom may enforce the provisions of this Section 5.05).

(c)           In the event Buyer, any Target or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or such Target, as the case may be, shall assume all of the obligations set forth in this Section 5.05.

(d)          Except for the insurance policies set forth on Section 5.05(d) of the Disclosure Schedules, effective 11:59 p.m. on the Closing Date, the Target Group shall cease to be insured by Seller’s or any of its Affiliates’ insurance policies. With respect to events or circumstances covered by insurance coverage written on an “occurrence basis,” Seller and its Affiliates will have no liability for occurrences or Losses that take place on or after 11:59 p.m. on the Closing Date; provided that with respect to insurance coverage written on an “occurrence basis” and for which any of the Target Group was an insured under such policies, then (i) the Target Group shall continue to have rights under such insurance policies, in accordance with the terms of such insurance policies, to the extent the events giving rise to a claim under such policies occurred prior to 11:59 p.m. on the Closing Date, and (ii) Seller agrees to cooperate with the Target Group following the Closing Date in making claims under Seller’s or its Affiliates’ insurance policies in connection with insurable events that occurred prior to 11:59 p.m. on the Closing Date and shall promptly (or to the soonest of its commercially reasonable efforts or ability) remit any recoveries that Seller receives with respect thereto to the applicable Target. Buyer acknowledges and agrees that Seller and its Affiliates shall have no liability with respect to any failure by any carrier under such insurance policies to make payment with respect to any such claim. Furthermore, Buyer acknowledges and agrees that neither Seller nor any of its Affiliates shall have any liability to Buyer or any Target with respect to deductibles and the failure of any claim to be covered as a result of such deductibles under any insurance coverage with respect to any of the Target Group. With respect to events or circumstances covered by insurance coverage written on a “claims made basis,” Seller and its Affiliates will have no liability for claims made on or after 11:59 p.m. on the Closing Date.

(e)          Notwithstanding the provisions of Section 5.05(d), from and after the date of this Agreement, neither Seller nor any of its Affiliates shall have any liability for workers’ compensation claims (whether insured or self-insured) with respect to employees of any Target in existence on the date of this Agreement or arising from any event or circumstance taking place or existing prior to, on or subsequent to the date of this Agreement, all of which shall be assumed by Buyer on the date of this Agreement. Buyer shall take all steps necessary under any applicable Law to assume the liability for workers’ compensation claims pursuant to this Section 5.05 and shall fully indemnify Seller and its Affiliates with respect to any Losses arising out of or relating to any workers’ compensation claim obligations assumed by Buyer hereunder. Buyer shall cooperate with Seller and its Affiliates in order to obtain the return or release of bonds or securities or indemnifications given by Seller or any of its Affiliates to any state in connection with workers’ compensation claims with respect to the date of this Agreement; and, in order to effectuate such return or release, Buyer shall, to the extent required by any state, post their own bonds, letters of credit, indemnifications or other securities in substitution therefor.

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Section 5.06        Confidentiality. Each Party acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to such Party pursuant to this Agreement and the Transaction Documents.

Section 5.07        Public Announcements. Notwithstanding anything in this Agreement to the contrary, unless otherwise required by applicable Law or stock exchange requirements, each Party shall not, and shall cause its Affiliates to not, make any public announcements or otherwise communicate with any news media in respect of this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement. The Parties acknowledge that Parent shall file with the U.S. Securities and Exchange Commission a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Agreement and by the Transaction Documents, together with this Agreement and certain Transaction Documents attached thereto, in accordance with and in the form required by the Securities Exchange Act of 1934, as amended.

Section 5.08        Smithsonian Agreement Covenants. In the event that, at any time following the Closing, Parent shall be required to pay Smithsonian or any of its Affiliates any amounts (each a “Smithsonian Payment”) pursuant to the terms and conditions of the Smithsonian Agreement, Buyer shall promptly pay Smithsonian or its Affiliates the Smithsonian Payment prior to the date such Smithsonian Payment is due to be paid by Parent to Smithsonian or its Affiliates but no later than two (2) Business Days following Buyer’s receipt of notice from Parent of such Smithsonian Payment. The obligations of Buyer under this Section 5.08 shall not be terminated or modified without the consent of Parent, it being expressly agreed that Parent shall be a third party beneficiary of this Section 5.08 and may enforce the provisions of this Section 5.08.

Section 5.09        Further Assurances. Following the Closing, each Party shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Transaction Documents.

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Article VI

TAX MATTERS

Section 6.01        Tax Covenants.

(a)          All transfer, documentary, sales, use, stamp, registration and value added Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

(b)          Seller, at its expense, shall prepare, or cause to be prepared, all Tax Returns required to be filed by any Target after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(c)          Seller shall include the income of each Target (including, without limitation, any deferred items of income triggered into income by Treasury Regulation §1.1502-13 and any excess loss account taken into income by Treasury Regulation §1.1502-19) on the Affiliated Group’s tax return for all periods through and including the Closing Date and pay any Taxes attributable thereto.

(d)          Buyer, at its expense, shall prepare, or cause to be prepared, all Tax Returns required to be filed by any Target after the Closing Date with respect to any Straddle Period and any such Tax Return (other than any payroll Tax Returns) shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. Notwithstanding anything to the contrary in this Agreement, Buyer shall have no right to review or comment on any Tax Returns that relates to any consolidated, unitary, combined or similar group of which Parent, Seller or their respective Affiliates is or was a member.

(e)          Except as otherwise provided in Section 6.01(a), Seller shall be responsible for the payment of any Taxes shown due and payable on any Tax Return prepared under Section 6.01(b) or Section 6.01(c) allocable to a Pre-Closing Tax Period (taking into account Section 6.02). Buyer shall be responsible for the payment of all Taxes allocable to any Post-Closing Tax Period.

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Section 6.02        Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)          in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03        Contests. Buyer agrees to give prompt written notice to Seller no later than ten (10) days after the receipt of any written notice by any Target, Buyer or any of Buyer’s Affiliates of the assertion of any claim, or the commencement of any action in respect of Taxes or Tax matters which could give rise to an indemnity under Section 7.02 or otherwise materially impact the Taxes of any Target in a period after the Closing Date (each, a “Tax Claim”). Seller shall control the contest and resolution of any Tax Claim; provided, however, that with respect to any Tax Claim (other than a Tax Claim that relates to any consolidated, unitary, combined or similar group of which Seller or any Affiliate thereof is or was a member and so long as any adjustment arising from or settlement of such a matter would not adversely affect any Target in a Post-Closing Tax Period) (i) Seller shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of the Tax Claim; and (ii) Buyer, at its expense, shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose. No failure or delay of a party in performance of giving notice to the other party shall reduce or otherwise affect the obligations of a party hereunder except to the extent that such failure or delay demonstrably prejudices such party in its defense of any liability for Taxes.

Section 6.04        Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of any Target. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Target for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.

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Section 6.05        Contribution of Indebtedness. Prior to Closing, Seller shall contribute all of the Indebtedness owing to Seller by each Target as a contribution to capital without the issuance of any membership interests of the Target (the “Debt Contribution”). The Debt Contribution shall be ignored for income tax purposes as each Target is a disregarded entity.

Section 6.06        Tax Refunds. All Tax refunds actually received and all credits for overpayments of Taxes realized by any Target or Buyer of Taxes of any Target with respect to a Pre-Closing Tax Period shall be solely for the benefit of Seller and Buyer shall promptly pay to Seller the amount of such Tax refunds when received or realized.

Section 6.07        Post-Closing Actions. Except as otherwise required by applicable Law, Buyer shall not, without the prior written consent of Seller which such consent shall not be unreasonably withheld, conditioned or delayed, (i) except as provided in Section 6.01(c), file, or cause to be filed, any original or amended Tax Return with respect to any Target for any Pre-Closing Tax Period or Straddle Period or (ii) make, change or revoke any Tax election with respect to any Target with respect to any Target for any Pre-Closing Tax Period or Straddle Period.

Section 6.08        Tax Treatment. Seller and Buyer, for federal income Tax purposes and, where applicable, for state income Tax purposes, shall treat the sale of the Membership Interests contemplated by this Agreement as a sale of assets of each Target by Seller to Buyer and a purchase of the assets of each Target by Buyer from Seller.

Article VII

INDEMNIFICATION

Section 7.01        Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect for fifteen (15) months following the Closing Date; provided, that the representations and warranties in (a) Section 3.01 (Organization and Authority of Seller), Section 3.03 (Capitalization), Section 3.19 (Brokers), Section 4.01 (Organization and Authority of Buyer) and Section 4.03 (Brokers) shall survive indefinitely, and (b) any representations in Section 3.14(f) (Employee Benefit Matters related to pension matters) and Section 3.16 (Taxes) shall survive for the full period of all applicable statutes of limitations. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 7.02        Indemnification by Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify Buyer and the Target Group against, and shall hold Buyer and the Target Group harmless from and against, any and all Losses incurred or sustained by, or imposed upon (without duplication), Buyer and/or the Target Group based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article III of this Agreement;

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c)          (i) all Taxes of any Target for all Pre-Closing Tax Periods, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Target is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of state or local Law; and (iii) except as otherwise provided in Section 6.01(a), any Taxes of any Target resulting from the consummation of the transactions under this Agreement, including the Debt Contribution;

(d)          any and all debts, liabilities, claims and obligations against or of the Buyer, any Target, including as a result of successor liability, attributable to the Retirement Plan for Employees of AMREP Corporation, as amended, whether such debt, liability, claim, or obligation arises prior to or after the Closing Date;

(e)          any and all debts, liabilities, claims and obligations against or of any Target attributable to the Benefit Plans in connection with the participation of any individual who is not an Employee, former employee of any Target or eligible dependent of any Employee or former employee of any Target on or before the Closing; and

(f)           any and all debts, liabilities, claims and obligations against or of any Target attributable to the AMREP Corporation Severance Plan, as amended, other than up to an aggregate of $15,000 in severance obligations incurred by any Target in the ordinary course prior to Closing and attributable to the AMREP Corporation Severance Plan, as amended.

Section 7.03         Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in Article IV of this Agreement; or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

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Section 7.04        Certain Limitations. The Party making a claim under this Article VII is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)          Seller shall not be liable to Buyer for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds Seventy-Five Thousand Dollars ($75,000) (the “Deductible”), in which event Seller shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)          The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.02(a) shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000).

(c)          Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) and Section 7.04(b), as the case may be, shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01 (Organization and Authority of Seller), Section 3.03 (Capitalization), Section 3.16 (Taxes) and Section 3.19 (Brokers) or on account of Seller’s fraudulent or criminal misconduct.

(d)          Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03, as the case may be, in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or its Affiliates) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement. To the extent that any Indemnified Party is entitled to indemnification pursuant to Section 7.02 or Section 7.03, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that any Indemnified Party may have to insurance policies or similar contracts with respect to which such Indemnified Party is a beneficiary. Each Indemnified Party shall take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnifying Party to perfect or exercise the right of subrogation of the Indemnified Party under this Section 7.04(d).

(e)          In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special, statutory, exemplary or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, in each case, regardless of whether such damages were foreseeable and whether or not Seller or its Affiliates or Representatives has been advised of the possibility of such damages, and notwithstanding the failure of any agreed or other remedy of its essential purpose.

(f)           Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

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(g)          Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03, as the case may be, in respect of any Loss shall be reduced (but not below zero) by the amount of any actual net reduction in cash payments for Taxes realized by any Indemnified Party as a result of the Losses giving rise to such indemnity claim. If the indemnity amount is paid prior to any Indemnified Party realizing any actual reduction in cash payments for Taxes in connection with the Losses giving rise to such payment, and such Indemnified Party subsequently realizes such actual reduction in cash payments for Taxes, then such Indemnified Party shall pay the amount of such actual reduction in cash payments for Taxes (but not in excess of the indemnification payment or payments paid by the Indemnifying Party with respect to such Losses) to the Indemnifying Party.

(h)          Each Party agrees that, for so long as such Party has any right of indemnification pursuant to Section 7.02 or Section 7.03, it will not, and agrees to use its commercially reasonable efforts to ensure that its Affiliates (including with respect to Buyer following the Closing Date, the Target Group) do not, voluntarily or by discretionary action (including conducting any invasive sampling or testing), accelerate the timing, or increase the cost, of any obligation of any Indemnifying Party under pursuant to Section 7.02 or Section 7.03 (any such voluntary or discretionary action, a “Prohibited Action”); provided, however that the “Prohibited Action” shall not be deemed to include any action which in the written opinion of Indemnified Party’s legal counsel is required to be taken in order to be in compliance with applicable Law. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall not be obligated to indemnify any Indemnified Party for any Loss arising out of or by reason of or in connection with or due to any Prohibited Action.

Section 7.05        Indemnification Procedures.

(a)          Third Party Claims. If any Indemnified Party receives notice of a Third Party Claim, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (each, a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Target Group’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(d)          Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of any Target (including any such claim in respect of a breach of the representations and warranties in Section 3.16 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Section 6.03.

Section 7.06        Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07        Buyer Setoff Right. Subject to the other terms and conditions of this Article VII, if Seller is determined, pursuant to a final, non-appealable order of a court of competent jurisdiction, to be liable to Buyer under Section 7.02, then Buyer shall have the right to withhold and set off the amount of Losses to which Buyer is entitled under Section 7.02 in accordance with such final, non-appealable order against any amount otherwise due and payable under this Agreement or applicable Law directly by Buyer or any Target to Seller or any Affiliate of Seller that is an Affiliate of Seller at the time of the effectuation of such withholding or set off.

Section 7.08        Exclusive Remedies. Subject to Section 8.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or criminal conduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 5.02 or Section 8.11 or to seek any remedy on account of fraud or criminal conduct by any Party hereto.

Article VIII

MISCELLANEOUS

Section 8.01        Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

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Section 8.02         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a .PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	Palm Coast Data Holdco, Inc. c/o AMREP Corporation 620 West Germantown Pike, Suite 175 Plymouth Meeting, PA 19462
	E-mail:	cvitale@amrepcorp.com
	Attention:	President

with a required copy to (which shall not constitute notice):	AMREP Corporation 620 West Germantown Pike, Suite 175 Plymouth Meeting, PA 19462
	E-mail:	jmcmonagle@amrepcorp.com
	Attention:	Chief Financial Officer

with a required copy to (which shall not constitute notice):	Duane Morris LLP 222 Delaware Avenue, Suite 1600 Wilmington, Delaware 19801-1659
Facsimile: (302) 397-2455
	E-mail:	CMWinter@duanemorris.com
	Attention:	Christopher M. Winter

If to Buyer:	Studio Membership Services, LLC 347 West 36th Street, Unit 1300 New York, New York 10018
	E-mail:	liam@studio.vc
	Attention:	Liam Lynch

with a required copy to (which shall not constitute notice):	Husch Blackwell LLP 555 East Wells Street, Suite 1900 Milwaukee, Wisconsin 53202-3819
	Facsimile:	(414) 223-5000
	E-mail:	philip.koutnik@huschblackwell.com
	Attention:	Phil Koutnik

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Section 8.03        Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.02, upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06        Entire Agreement. This Agreement and the Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Transaction Documents, the Exhibits and Disclosure Schedules hereto (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 8.08        No Third Party Beneficiaries. Except as provided in Section 5.05, Section 5.08 and Article VII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09        Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 8.10        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK IN THE BOROUGH OF MANHATTAN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.10(c).

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Section 8.11        Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Either Party may copy this completed Agreement for electronic storage in a non-editable format, at which time the paper form of this Agreement may be destroyed. Each Party agrees that following the electronic storage of this Agreement, any hardcopy printout of that electronically stored information will constitute an original of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

Palm Coast Data Holdco, Inc.

By:	/s/ Christopher V. Vitale
Name: Christopher V. Vitale
Title: President and Chief Executive Officer

BUYER:

Studio Membership Services, LLC

By:	/s/ Liam Lynch
Name: Liam Lynch
Title: Manager

DISCLOSURE SCHEDULES

TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

PALM COAST DATA HOLDCO, INC.

and

STUDIO MEMBERSHIP SERVICES, LLC

dated as of

April 26, 2019

These Disclosure Schedules (these “Disclosure Schedules”) are being delivered pursuant to the Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and between Palm Coast Data Holdco, Inc., a Delaware corporation (“Seller”), and Studio Membership Services, LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used but not defined herein shall have the same meanings ascribed to such terms in the Purchase Agreement.

These Disclosure Schedules are arranged in sections corresponding to the numbered and lettered sections and subsections contained in the Purchase Agreement. Any information disclosed in these Disclosure Schedules under any section number shall be deemed to be disclosed and incorporated in the Disclosure Schedules under any other section to the extent the relevance of such information to such other section would be reasonably apparent to a reader of such information.

Disclosure of any information or document herein is not a statement or admission that it is material or required to be disclosed herein. The descriptive headings in these Disclosure Schedules are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning, construction or interpretation of, these Disclosure Schedules or the Purchase Agreement.

No disclosure in these Disclosure Schedules relating to any possible breach or violation of any agreement, Law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, and no disclosure in these Disclosure Schedules constitutes an admission of any liability or obligation of Buyer or Seller to any third party nor an admission against interests of Buyer or Seller to any third party.

1

Section 1.01

Seller’s Knowledge

1.	Christopher V. Vitale
2.	James M. McMonagle
3.	Rory Burke

2

Section 3.05

No Conflicts

Customer Contracts

1.	Fulfillment Services Agreement, dated as of February 5, 2001, by and between The Archaeological Institute of America, Inc. and Kable Fulfillment Services, including all amendments, schedules, and attachments thereto

2.	Membership Fulfillment Services Agreement, dated as of November 1, 2006, by and between Palm Coast Data, LLC and BASS, LLC, including all amendments, schedules, and attachments thereto

3.	Master Services Agreement, dated as of April 2014, by and between Crain Communications, Inc. and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

4.	Service Agreement, entered into December 1, 1994, by and between Bauer Publishing LP and Fulfillment Corporation of America, including all amendments, schedules, and attachments thereto

5.	Subscription Fulfillment Services Agreement, effective as of September 18, 2015, by and between HistoryNet, LLC and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

6.	Master Services Agreement, effective as of January 12, 2016, by and between Palm Coast Data LLC and Magellan Solutions USA Inc., including all amendments, schedules, and attachments thereto

7.	Subscription Fulfillment Services Agreement, dated as of August 28, 2018, by and between National Wildlife Federation and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

8.	Contract Number 05F9218, dated August 7, 2006, by and between the New York City Transit Authority and Kable News Company, Inc., including all amendments, schedules, and attachments thereto

9.	Subscription Fulfillment Services Agreement, dated as of September 10, 2018, by and between New York Media, LLC and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

10.	Fulfillment Services Agreement, effective as of April 1, 2015, by and between Remedy Health Media LLC and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

11.	Subscription Fulfillment Services Agreement, dated as of May 14, 2018, by and between Smithsonian Institution and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto; Support Agreement, dated as of May 14, 2018, by and between AMREP Corporation and Smithsonian Institution, including all amendments, schedules, and attachments thereto

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12.	Fulfillment Services Agreement, dated as of December 21, 1995, by and between TEN: The Enthusiast Network (as successor to or assignee of Cowles Magazines, Inc.) and Palm Coast Data, Inc., including all amendments, schedules, and attachments thereto; Circulation Subscription Fulfillment Services Agreement, dated as of April 4, 2002, by and between PCD Acquisition L.L.C. and TEN: The Enthusiast Network (as successor to or assignee of Primedia Magazines Inc.), including all amendments, schedules, and attachments thereto

13.	Fulfillment Services Agreement, dated January 13, 1997, between Palm Coast Data, Inc. and The National Rifle Association of America, Inc., including all amendments, schedules, and attachments thereto; Agreement, dated December 31, 1998, between National Rifle Association of America and Palm Coast Data, Inc., including all amendments, schedules, and attachments thereto; Membership Fulfillment Services Agreement, dated August 1, 2011, by and between The National Rifle Association of America and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

14.	Broker Agreement, dated as of December 4, 2018, between Palm Coast Data LLC and NPS Media Group

15.	Circulation Subscription Fulfillment Services Agreement, dated as of September 1, 1999, between Palm Coast Data Inc. and Active Interest Media (as successor to or assignee of Sabot Publishing), including all amendments, schedules, and attachments thereto

Supplier Contracts

1.	Purchase Agreement for Equipment and Software License and related agreements, between Advantage Computing Systems, Inc. and Palm Coast Data, Inc., including all amendments, schedules, and attachments thereto; Software Installation Services Addendum to Purchase Agreement and related agreements, by and between Advantage Computing Systems, Inc. and Palm Coast Data Inc., including all amendments, schedules, and attachments thereto

2.	Master Agreement and related agreements, between Palm Coast Data LLC and AT&T, including all amendments, schedules, and attachments thereto; AT&T IP Flexible Reach Pricing Schedule, by and between Palm Coast Data LLC and AT&T, including all amendments, schedules, and attachments thereto; AT&T Managed Internet Service Pricing Schedule, by and between Palm Coast Data LLC and AT&T, including all amendments, schedules, and attachments thereto

3.	Service Agreement Order Specification Form and Service Agreement Supplement and related agreements, by and between Kable Fulfillment Services and Avaya, including all amendments, schedules, and attachments thereto

4.	Master Agreement and related agreements, by and between Océ North America, Inc. and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

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5.	Qwest Total Advantage Agreement and related agreements, by and between Palm Coast Data, LLC and Qwest Communications Company, LLC, including all amendments, schedules, and attachments thereto

6.	Master Software License and Services Agreement and related agreements, by and between CA, Inc. and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto; Program Product License Agreements and related agreements, between Palm Coast Data Limited and Goal Systems International Inc., including all amendments, schedules, and attachments thereto

7.	Term Lease Supplements and related agreements, by and between IBM Credit LLC and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

8.	Agreement for Distribution Services and related agreements, by and between Palm Coast Data LLC and National Parcel Logistics, Inc., including all amendments, schedules, and attachments thereto

9.	Oracle License and Services Agreements and related agreements, by and between Palm Coast Data LLC and Oracle Corporation, including all amendments, schedules, and attachments thereto

10.	SunGard Planning Solutions Master Software License Agreement and related agreements, by and between Palm Coast Data, LLC and SunGard Planning Solutions, including all amendments, schedules, and attachments thereto

11.	Agreements, dated August 7, 2014 and February 5, 2015, between Palm Coast Data and RR Donnelley International Services, including all amendments, schedules, and attachments thereto

12.	Contracts related to each Benefit Plan, including all amendments, schedules, and attachments thereto

13.	Client Services Agreement, dated February 1, 2016, by and among Paycor, Inc. and Palm Coast Data, LLC, including all amendments, schedules, and attachments thereto

14.	Terms and Conditions, dated August 10, 2017, between SMS Systems Maintenance Services, Inc. and Palm Coast Data, including all amendments, schedules, and attachments thereto; Statement of Work SOW19-0085-CD36940, dated March 8, 2019, between Curvature, Inc. and Palm Coast Data, LLC, including all amendments, schedules, and attachments thereto

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(d)

Due to the Closing of the transactions contemplated by the Purchase Agreement, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations thereunder may accord to the Pension Benefit Guaranty Corporation (the “PBGC”) the right to require AMREP Corporation and its affiliates to accelerate the funding of certain unfunded pension-related obligations to the Retirement Plan for Employees of AMREP Corporation (the defined benefit pension plan of AMREP Corporation).  Notice is to be provided to the PBGC with respect to the transactions contemplated by the Purchase Agreement.

Section 3.08(a)

Material Contracts

Customer Contracts

1.	Fulfillment Services Agreement, dated January 13, 1997, between Palm Coast Data, Inc. and The National Rifle Association of America, Inc., including all amendments, schedules, and attachments thereto; Agreement, dated December 31, 1998, between National Rifle Association of America and Palm Coast Data, Inc., including all amendments, schedules, and attachments thereto; Membership Fulfillment Services Agreement, dated August 1, 2011, by and between The National Rifle Association of America and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

2.	Fulfillment Services Agreement, dated as of December 21, 1995, by and between TEN: The Enthusiast Network (as successor to or assignee of Cowles Magazines, Inc.) and Palm Coast Data, Inc., including all amendments, schedules, and attachments thereto; Circulation Subscription Fulfillment Services Agreement, dated as of April 4, 2002, by and between PCD Acquisition L.L.C. and TEN: The Enthusiast Network (as successor to or assignee of Primedia Magazines Inc.), including all amendments, schedules, and attachments thereto

3.	Vendor Agreement, dated March 19, 2019, by and between Palm Coast Data LLC and F+W Media, Inc., including all amendments, schedules, and attachments thereto; Circulation Subscription Fulfillment Services Agreement, dated as of September 2, 2003, by and between Palm Coast data, LLC and F&W Publications, Inc., including all amendments, schedules, and attachments thereto

4.	Membership Fulfillment Services Agreement, dated as of September 1, 2009, by and between Palm Coast Data, LLC and Sierra Club, including all amendments, schedules, and attachments thereto

5.	Circulation Subscription Fulfillment Services Agreement, dated as of September 1, 1999, between Palm Coast Data Inc. and Active Interest Media (as successor to or assignee of Sabot Publishing), including all amendments, schedules, and attachments thereto

6

6.	Subscription Fulfillment Services Agreement, dated as of May 14, 2018, by and between Smithsonian Institution and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto; Support Agreement, dated as of May 14, 2018, by and between AMREP Corporation and Smithsonian Institution, including all amendments, schedules, and attachments thereto

7.	Neodata Circulation Fulfillment Service Agreement, dated May 13, 1983, between A.C. Nielsen Company and Boardroom Reports, Inc., including all amendments, schedules, and attachments thereto

8.	Fulfillment Services Agreement, effective as of April 1, 2015, by and between Remedy Health Media LLC and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

9.	Contract Number 05F9218, dated August 7, 2006, by and between the New York City Transit Authority and Kable News Company, Inc., including all amendments, schedules, and attachments thereto

10.	Master Services Agreement, dated as of April 2014, by and between Crain Communications, Inc. and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

11.	Fulfillment Services Agreement, entered into as of October 14, 2003, by and between Yankee Publishing, Incorporated and Kable Fulfillment Services, including all amendments, schedules, and attachments thereto

12.	Membership Fulfillment Services Agreement, dated as of November 1, 2006, by and between Palm Coast Data, LLC and BASS, LLC, including all amendments, schedules, and attachments thereto

13.	Subscription Fulfillment Services Agreement, dated as of February 13, 2013, by and between Palm Coast Data LLC and Morris Communications Company, LLC, including all amendments, schedules, and attachments thereto

14.	Circulation Subscription Fulfillment Services Agreement, dated as of November 11, 2009, by and between Palm Coast Data, LLC and Upper Room Ministries, including all amendments, schedules, and attachments thereto

15.	Broker Agreement, dated as of December 4, 2018, between Palm Coast Data LLC and NPS Media Group, including all amendments, schedules, and attachments thereto

16.	Service Agreement, entered into December 1, 1994, by and between Bauer Publishing LP and Fulfillment Corporation of America, including all amendments, schedules, and attachments thereto

17.	Subscription Fulfillment Services Agreement, dated as of August 28, 2018, by and between National Wildlife Federation and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

18.	Circulation Subscription Fulfillment Services Agreement, dated March 1, 2010, by and between Palm Coast Data LLC and Premiere Radio Networks, Inc., including all amendments, schedules, and attachments thereto

7

19.	Fulfillment Services Agreement, dated as of February 5, 2001, by and between The Archaeological Institute of America, Inc. and Kable Fulfillment Services, including all amendments, schedules, and attachments thereto

20.	General Services Agreement, dated as of November 17, 2006, by and between Good Sam Enterprises, LLC (formerly known as Affinity Group, Inc.) and Kable Fulfillment Services, Inc., including all amendments, schedules, and attachments thereto

21.	Master Services Agreement, effective as of January 12, 2016, by and between Palm Coast Data LLC and Magellan Solutions USA Inc., including all amendments, schedules, and attachments thereto

22.	Subscription Fulfillment Services Agreement, effective as of September 18, 2015, by and between HistoryNet, LLC and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

23.	Subscription Fulfillment Services Agreement, dated as of September 10, 2018, by and between New York Media, LLC and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

24.	Circulation Subscription Fulfillment Services Agreement, dated as of September 1, 2008, between Palm Coast Data LLC and Metrocorp, including all amendments, schedules, and attachments thereto

25.	Subscription Fulfillment Services Agreement, effective as of January 1, 2015, by and between Saturday Evening Post Society and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

Supplier Contracts

1.	Contracts related to each Benefit Plan, including all amendments, schedules, and attachments thereto

2.	Transportation Services Agreement and related agreements, by and between Rapid Armored Corporation and Kable News Company, Inc., including all amendments, schedules, and attachments thereto

3.	Agreement for Distribution Services and related agreements, by and between Palm Coast Data LLC and National Parcel Logistics, Inc., including all amendments, schedules, and attachments thereto

4.	Oracle License and Services Agreements and related agreements, by and between Palm Coast Data LLC and Oracle Corporation, including all amendments, schedules, and attachments thereto

5.	Postage Meter Rental Agreement, dated March 13, 2018, between Palm Coast Data and Neopost USA, Inc., including all amendments, schedules, and attachments thereto

6.	Qwest Total Advantage Agreement and related agreements, by and between Palm Coast Data, LLC and Qwest Communications Company, LLC, including all amendments, schedules, and attachments thereto

8

7.	SunGard Planning Solutions Master Software License Agreement and related agreements, by and between Palm Coast Data, LLC and SunGard Planning Solutions, including all amendments, schedules, and attachments thereto

8.	Master Software License and Services Agreement and related agreements, by and between CA, Inc. and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto; Program Product License Agreements, dated December 31, 1985, between Palm Coast Data Limited and Goal Systems International Inc., including all amendments, schedules, and attachments thereto

9.	Term Lease Supplements and related agreements, by and between IBM Credit LLC and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

10.	Agreements, dated August 7, 2014 and February 5, 2015, between Palm Coast Data and RR Donnelley International Services, including all amendments, schedules, and attachments thereto

11.	Purchase Agreement for Equipment and Software License and related agreements, between Advantage Computing Systems, Inc. and Palm Coast Data, Inc., including all amendments, schedules, and attachments thereto; Software Installation Services Addendum to Purchase Agreement and related agreements, by and between Advantage Computing Systems, Inc. and Palm Coast Data Inc., including all amendments, schedules, and attachments thereto

12.	Master Agreement and related agreements, between Palm Coast Data LLC and AT&T, including all amendments, schedules, and attachments thereto; AT&T IP Flexible Reach Pricing Schedule and related agreements, by and between Palm Coast Data LLC and AT&T, including all amendments, schedules, and attachments thereto; AT&T Managed Internet Service Pricing Schedule and related agreements, by and between Palm Coast Data LLC and AT&T, including all amendments, schedules, and attachments thereto

13.	Service Agreement Order Specification Form and Service Agreement Supplement and related agreements, by and between Kable Fulfillment Services and Avaya, including all amendments, schedules, and attachments thereto

14.	Client Services Agreement, dated February 1, 2016, by and among Paycor, Inc. and Palm Coast Data, LLC, including all amendments, schedules, and attachments thereto

15.	Carrier Agreement, dated May 24, 2016, between United Parcel Service Inc. and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

16.	System and Program Purchase Agreement, dated March 30, 2011, by and between Creditron Corporation and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

17.	Terms and Conditions, dated August 10, 2017, between SMS Systems Maintenance Services, Inc. and Palm Coast Data, including all amendments, schedules, and attachments thereto; Statement of Work SOW19-0085-CD36940, dated March 8, 2019, between Curvature, Inc. and Palm Coast Data, LLC, including all amendments, schedules, and attachments thereto

9

18.	Master Service Agreement and related agreements, by and between Datavail Corporation and Palm Coast Data LLC, including all amendments, schedules, and attachments thereto

To Seller’s Knowledge, the following suppliers do not have ongoing executory contracts: United Envelope LLC, Double Envelope Co., Florida Power and Light, Mar Graphics, MCS Services, Forest Envelope Company, American Diversity BusSolution, Martin and Associates, Stamps Now, Essentra Packaging, Curvature, Inc., Three Z Printing Company, Kenmore Envelope Company, Inc., Cenveo, GH Printing.

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Section 3.14

Employee Benefit Matters

(a)

1.	Health Welfare Benefits: Palm Coast Data Choice HSA Plan; Palm Coast Data Choice Plus Plan

2.	Lincoln Financial Group – Group Insurance Policy Providing Life Insurance, Accidental Death and Dismemberment Insurance (both voluntary and regular)

3.	Lincoln Financial Group – Group Long-Term Disability Insurance Policy

4.	AMREP Corporation Employees’ Short Term Disability Plan Class 1 – All Full Time Employees

5.	Fidelity Security Life Insurance Company – Vision Care Benefits

6.	Palm Coast Data, LLC Members Elec Dental Low Plan (Group Voluntary Dental Preferred Provider Organization (PPO) Insurance)

7.	Palm Coast Data, LLC Members Elec Dental High Plan (Group Voluntary Dental Preferred Provider Organization (PPO) Insurance)

8.	AMREP Corporation and its Subsidiaries, Code of Business Conduct and Ethics and Employee Handbook, dated as of January 1, 2019

9.	AMREP Corporation Severance Plan, effective March 6, 2014, as amended.

10.	Palm Coast Data LLC Savings and Salary Deferral Plan (formerly known as the AMREP Corporation Savings and Salary Deferral Plan)

11.	Retirement Plan for Employees of AMREP Corporation, as amended

12.	Change in Control Agreement, dated March 5, 2014, between Palm Coast Data LLC and Rory Burke.

13.	Commission Agreement, dated August 1, 2018, between Palm Coast Data LLC and Doug Kline.

14.	Commission Agreement, dated August 1, 2018, between Palm Coast Data LLC and Gary Blumenfeld.

15.	Commission Agreement, dated August 1, 2018, between Palm Coast Data LLC and TJ Roache.

16.	$4,000 life insurance benefit provided to certain employees in connection with Kable Fulfillment Services acquiring Fulfillment Corporation of America (FCA) in 1994.

17.	Section 125 Cafeteria Plan

18.	Flexible Spending Account and Dependent Care Assistance Plan.

11

(b)

1.	Health Welfare Benefits: Palm Coast Data Choice HSA Plan; Palm Coast Data Choice Plus Plan

2.	Lincoln Financial Group – Group Insurance Policy Providing Life Insurance, Accidental Death and Dismemberment Insurance (both voluntary and regular)

3.	Lincoln Financial Group – Group Long-Term Disability Insurance Policy

4.	AMREP Corporation Employees’ Short Term Disability Plan Class 1 – All Full Time Employees

5.	Fidelity Security Life Insurance Company – Vision Care Benefits

6.	Palm Coast Data, LLC Members Elec Dental Low Plan (Group Voluntary Dental Preferred Provider Organization (PPO) Insurance)

7.	Palm Coast Data, LLC Members Elec Dental High Plan (Group Voluntary Dental Preferred Provider Organization (PPO) Insurance)

8.	Palm Coast Data LLC Savings and Salary Deferral Plan (formerly known as the AMREP Corporation Savings and Salary Deferral Plan)

9.	Change in Control Agreement, dated March 5, 2014, between Palm Coast Data LLC and Rory Burke.

10.	$4,000 life insurance benefit provided to certain employees in connection with Kable Fulfillment Services acquiring Fulfillment Corporation of America (FCA) in 1994.

11.	Section 125 Cafeteria Plan

12.	Flexible Spending Account and Dependent Care Assistance Plan.

(d)

$4,000 life insurance benefit provided to certain employees in connection with Kable Fulfillment Services acquiring Fulfillment Corporation of America (FCA) in 1994.

(f)

Due to the Closing of the transactions contemplated by the Purchase Agreement, ERISA and the regulations thereunder may accord to the PBGC the right to require AMREP Corporation and its affiliates to accelerate the funding of certain unfunded pension-related obligations to the Retirement Plan for Employees of AMREP Corporation (the defined benefit pension plan of AMREP Corporation).

12

Section 5.01

Resignations

Company	Managers	Officers
Palm Coast Data LLC	Christopher V. Vitale James M. McMonagle	Christopher V. Vitale James M. McMonagle
FulCircle Media, LLC	Christopher V. Vitale James M. McMonagle	Christopher V. Vitale James M. McMonagle
Media Data Resources, LLC	Christopher V. Vitale James M. McMonagle	Christopher V. Vitale James M. McMonagle

13

Section 5.05(a)

Director and Officer Indemnification and Insurance

14

Section 5.05(d)

Continuing Insurance Policies

Upon the payment of any required premiums by Buyer or the Target Group, the following policies are expected to be available to the Target Group: Employment Practices Liability; Professional Technology E&O for Media, Cyber Security, Privacy; Fiduciary Liability; Crime; General Liability; Property and Casualty; Business Auto; Umbrella Policy; and Workers’ Compensation.

15